American Balanced Fund, Inc.
One Market, Steuart Tower
Suite 1800
San Francisco, California 94105

Mailing address:
P.O. Box 7650
San Francisco, California 94120-7650
Phone (415) 421 9360

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$403,691
Class B	$43,832
Class C	$45,440
Class F	$14,698
Total	$507,661
Class 529-A	$11,508
Class 529-B	$2,150
Class 529-C	$3,477
Class 529-E	$655
Class 529-F	$277
Class R-1	$538
Class R-2	$7739
Class R-3	$28,545
Class R-4	$18,166
Class R-5	$4,417
Total	$77,472

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2200
Class B	$0.1526
Class C	$0.1479
Class F	$0.2218
Class 529-A	$0.2164
Class 529-B	$0.1419
Class 529-C	$0.1432
Class 529-E	$0.1888
Class 529-F	$0.2337
Class R-1	$0.1479
Class R-2	$0.1479
Class R-3	$0.1920
Class R-4	$0.2170
Class R-5	$0.2432

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,835,035
Class B	285,314
Class C	303,139
Class F	64,674
Total	2,488,162
Class 529-A	55,108
Class 529-B	15,499
Class 529-C	25,033
Class 529-E	3,594
Class 529-F	1,245
Class R-1	3,817
Class R-2	53,573
Class R-3	152,669
Class R-4	84,292
Class R-5	17,936
Total	412,766

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$17.99
Class B	$17.94
Class C	$17.93
Class F	$17.99
Class 529-A	$17.98
Class 529-B	$17.98
Class 529-C	$17.98
Class 529-E	$17.97
Class 529-F	$17.97
Class R-1	$17.92
Class R-2	$17.93
Class R-3	$17.94
Class R-4	$17.97
Class R-5	$18.00